Exhibit 99.1
Enterprise Financial Services Corp Announces Appointment of Michael E. Finn to Board of Directors

Company Release – 11/4/2024

ST. LOUIS --(BUSINESS WIRE)—Enterprise Financial Services Corp (Nasdaq: EFSC) today announced the appointment of Michael E. Finn as director of Enterprise Financial Services Corp (the “Company”) and its wholly owned subsidiary, Enterprise Bank & Trust, effective immediately.

“We are excited to add Michael to our Board of Directors,” said Michael A. DeCola, Chairman of the Board. “Michael brings significant experience and impressive skills to the Company’s Board of Directors. Michael’s deep level of understanding of the financial services industry combined with his risk management and regulatory compliance experience will complement and further enhance the skills and perspectives represented on our Board, which we believe is essential for effective strategic planning and value creation for our shareholders.”

About Enterprise Financial Services Corp
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $15.0 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Florida, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

For more information contact:
Investor Relations: Keene Turner, Senior Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, SVP Corporate Communications (314) 995-5695